Exhibit 99.1

MISTRAS Announces Second Quarter and First Half 2023 Results

Strong revenue growth in key markets - Commercial Aerospace and Data Solutions including OnStream Pipeline
Selling, General and Administrative expenses reduced by $1.3 million or 3.1% on a quarterly sequential basis
Significant Operating Cashflow increase of 134.6% for the first half of 2023 to $18.3 million

PRINCETON JUNCTION, N.J., August 2, 2023 (GLOBE NEWSWIRE) - MISTRAS Group, Inc. (MG: NYSE), a leading "one source" multinational provider of integrated technology-enabled asset protection solutions, reported financial results for its second quarter and six months ended June 30, 2023.

Highlights of the Second Quarter 2023*
•Revenue of $176.0 million, down 1.7%
•Gross profit of $49.7 million, with gross profit margin of 28.2%
•GAAP Net income of $0.3 million, with Adjusted EBITDA of $15.3 million
•Operating Cash Flow of $13.9 million, and Free Cash Flow of $8.0 million

Highlights of the First Half 2023*
•Revenue of $344.0 million, up 1.0%, a 1.9% increase excluding FX exchange impact**
•Gross profit of $95.8 million, up 2.5%, with gross profit margin of 27.8%, up 40 bps
•GAAP Net loss of $4.6 million, with Adjusted EBITDA up 7.9% to $25.7 million
•Operating Cash Flow of $18.3 million, and Free Cash Flow of $7.7 million

* All comparisons are consolidated and versus the equivalent prior year period, unless otherwise noted.
** Foreign currency (“FX”) exchange impact is calculated by converting current period financial results in local currency, using the prior period exchange rates, and comparing this amount to the current period financial results in local currency using the current period exchange rate.

For the second quarter of 2023, consolidated revenue was $176.0 million, a 1.7% decrease, including the unfavorable impact of $0.7 million of FX exchange. The second quarter revenue decline was primarily attributable to a decrease in workload associated with a delayed Defense contract and decreases in the Power Generation industry related to project timing, which more than offset strong growth in the Commercial Aerospace industry, OnStream Pipeline InLine Inspection (“ILI”) business, and Data Solutions offerings. Second quarter 2023 gross profit decreased 7.2% with gross profit margin declining 170 basis points, as compared to the year ago period. The gross margin decrease was primarily due to increased European energy costs and deleveraging of fixed costs due to revenue levels, partially offset by improved sales mix in the current quarter.

Selling, general and administrative expenses (“SG&A”) in the second quarter of 2023 were $41.5 million, up from $40.9 million in the second quarter of 2022, in part due to aforementioned unfavorable FX exchange. Second quarter SG&A was down sequentially from the first quarter of 2023, as a result of on-going budgeted cost controls.

The Company generated net income of $0.3 million in the second quarter of 2023, as compared to net income of $4.6 million in the prior year period. Adjusted EBITDA was $15.3 million in the second quarter of 2023 compared to $18.3 million in the prior year, a decrease of 16.4%, primarily attributable to the decrease in revenue and gross profit. The year-to-date 2023 net loss was $4.6 million, resulting in Adjusted EBITDA of $25.7 million which was an increase of 7.9% over the prior year period, primarily attributable to a favorable change in sales mix.

Cost Savings Implementation

As announced in February 2023, the Company has been exploring ways to improve profitability and Adjusted EBITDA, through meaningful margin improvement and steps to achieve sustained cost savings. The Company has completed the initial phase of this project, which it refers to as Project Phoenix, wherein efficiency and profitability opportunities were identified. The Company is now undertaking the next phase of validating actionable initiatives, which can then be implemented prospectively. The Company will provide an update at the end of the third quarter of 2023, after further progress is made towards achievement of such opportunities.

The Company has already taken certain actions in 2023 which are expected to yield annualized cost savings of approximately $6.2 million, of which approximately $5.1 million are expected to be realized in 2023. Most of these cost savings are related to the Company’s North America operations and are related to a reduction in overhead functions classified within the SG&A line. Approximately $4.5 million of the $5.1 million savings anticipated to be achieved in 2023 were budgeted for, and hence were included in the Company’s original Adjusted EBITDA guidance for 2023.

Chief Executive Officer Dennis Bertolotti commented, “Although we continue to generate revenue growth in many of our key markets, the impact of decreased activity under one of our Defense contracts offset these gains at a consolidated level. Hence, total revenue was down marginally, adjusted for the effect of FX exchange. However, heading into the second half of 2023, we expect Adjusted EBITDA will improve year over year despite revenue being lower than initially anticipated. We have implemented cost-saving initiatives via specific actions, many of which are expected to improve performance in our legacy Oil and Gas business.

There were also several bright spots related to revenue growth drivers in the second quarter of 2023. In particular, West Penn, a key shop laboratory business which specializes in Aerospace, reported an all-time record revenue quarter. Additionally, OnStream, our ILI pipeline testing business, achieved its best second quarter revenue in its history. The OnStream growth was driven by a record quarter for its US business, which increased revenue by over 75% for the first half of 2023, compared to the prior year period. Within Data Solutions, our PCMS/New Century business also experienced growth in the quarter, driven by continued customer adoption of its predictive analytics via OneSuite. There was also progress achieved in strengthening our financial position, with strong cash flow, and a significant reduction in days sales outstanding, which contributed to a further reduction in our outstanding debt.”

Mr. Bertolotti continued, “In the second half of the year, we will continue to seek additional, incremental benefits from Project Phoenix, expanding upon what we have already implemented in cost reduction efforts during the first half of 2023. We will continue to improve operating efficiency, which will contribute to an improved bottom line result. We also anticipate that second half revenue will be stable, with modest growth over the comparable prior year period, but with an expanded improvement in Adjusted EBITDA due to a favorable sales mix shift and on-going cost controls.”

Mr. Bertolotti concluded, “Our cash flow remains strong, and I am pleased with the investments that we have made in 2023 related to our higher growth businesses via increased capital expenditures, which will further our expansion in key growth markets. As a result of our cost savings initiatives and the growth in our high margin businesses, I am optimistic that Mistras is positioned to capitalize on the growing demand for our offerings, accelerating our transition to profitable growth.”

Performance by certain segments during the second quarter was as follows:

North America segment (Referred to as “Services” in prior filings) second quarter revenue was $145.6 million, down 2.7% from $149.5 million in the prior year quarter but down 1.9% when adjusting for unfavorable foreign currency exchange. The revenue decline was primarily due to a decrease in workload under a Defense contract and decreases in Power Generation project timing, which offset the strong growth achieved in our West Penn, OnStream and other Data Solutions related businesses. For the second quarter, gross profit was $39.7 million, compared to $43.0 million in the prior year. Gross profit margin was 27.3% for the second quarter of 2023, a 140 basis point decline from 28.7% in the second quarter of the prior year. This decrease was primarily due to unabsorbed overhead costs associated with lower revenue levels, partially offset by improved sales mix in the current year period.

International segment second quarter revenue was $30.3 million, up 2.3% from $29.6 million in the prior year quarter and up 0.7% excluding the impact of favorable FX exchange. This revenue growth was primarily due to increased turnaround projects than in the prior year comparable quarter. International segment second quarter gross profit margin was 27.7%, compared to 31.9% in the prior year, a 420-basis point decrease, primarily attributable to inflationary pressures including rising energy and incremental subcontractor costs.

Cash Flow and Balance Sheet
The Company’s net cash provided by operating activities was $18.3 million for the first six months of 2023, compared to $7.8 million in the prior year. Free cash flow was $7.7 million for the first six months of 2023, compared to $0.7 million in the prior year. The Company’s improved cash flow performance was primarily attributable to an improvement in days sales outstanding during the current year. Capital expenditures increased by $3.5 million versus the first six months of 2022, as the Company is increasing investments to foster revenue growth.

The Company’s gross debt was $183.7 million as of June 30, 2023, compared to $191.3 million as of December 31, 2022. Gross debt decreased by $5.6 million during the quarter ended June 30, 2023, from $189.3 million as of March 31, 2023, to $183.7 million as of June 30, 2023. The Company’s net debt was $165.7 million as of June 30, 2023.

Reorganization and Other
For the second quarter of 2023, the Company recorded $1.2 million of reorganization costs related to on-going efficiency and productivity initiatives, primarily related to overhead cost savings. For the quarter, these charges included professional fees and certain restructuring charges associated with changes made in the Company’s organizational structure. For the six months ended June 30, 2023, the Company recorded $3.3 million of total reorganization costs. The actions taken in the first half of this year are expected to contribute $5.1 million to Adjusted EBITDA in the current year, of which $4.5 million was expected and budgeted for in the Company’s original outlook for 2023.

Outlook
The Company is updating its guidance ranges, to reflect current market conditions and the Company’s focus on profitable growth and cost savings. Revenue for the full year 2023 is now expected to be between $700 and $720 million, due primarily to reductions in legacy Oil and Gas revenue particularly the Downstream sub-category. Adjusted EBITDA is now expected to be between $68 and $71 million. The Company has already taken certain actions in 2023 which are expected to yield annualized cost savings of approximately $6.2 million, of which approximately $5.1 million is expected to be realized in 2023 and had been budgeted for, and hence was included in the Company’s original guidance for 2023. Operating cash flow will be adversely impacted by certain cash expenses to achieve cost savings. The Company’s Free Cash Flow guidance is being adjusted to between $23 and $25 million due to the reduction in the Company’s Adjusted EBITDA guidance and higher than anticipated Capital Expenditures of over $20 million. The Free Cash Flow guidance excludes the aforementioned impact of certain cash expenses to achieve cost savings.

Conference Call
In connection with this release, MISTRAS will hold a conference call on August 3, 2023, at 9:00 a.m. (Eastern).
To listen to the live webcast of the conference call, visit the Investor Relations section of MISTRAS Group’s website at www.mistrasgroup.com

Note there is a new process to participate in the live question and answer session. Individuals wishing to participate may preregister at: https://register.vevent.com/register/BI7c5435a7a0a842eaa827bbb551ae1307

Upon registering, a dial-in number and unique PIN will be provided to join the conference call. Following the conference call, an archived webcast of the event will be available for one year by visiting the Investor Relations section of MISTRAS Group’s website.

About MISTRAS Group, Inc. - One Source for Asset Protection Solutions®

MISTRAS Group, Inc. (NYSE: MG) is a leading "one source" multinational provider of integrated technology-enabled asset protection solutions, helping to maximize the safety and operational uptime for civilization’s most critical industrial and civil assets.

Backed by an innovative, data-driven asset protection portfolio, proprietary technologies, strong commitment to Environmental, Social, and Governance (ESG) initiatives, and a decades-long legacy of industry leadership, MISTRAS leads clients in the oil and gas, aerospace and defense, renewable and nonrenewable power, civil infrastructure, and manufacturing industries towards achieving operational and environmental excellence. By supporting these organizations that help fuel our vehicles and power our society, inspecting components that are trusted for commercial, defense, and space craft; building real-time monitoring equipment to enable safe travel across bridges; and helping to propel sustainability, MISTRAS helps the world at large.

MISTRAS enhances value for its clients by integrating asset protection throughout supply chains and centralizing integrity data through a suite of Industrial IoT-connected digital software and monitoring solutions. The company’s core capabilities also include non-destructive testing (“NDT”) field inspections enhanced by advanced robotics, laboratory quality control and assurance testing, sensing technologies and NDT equipment, asset and mechanical integrity engineering services, and light mechanical maintenance and access services.

For more information about how MISTRAS helps protect civilization’s critical infrastructure, visit www.mistrasgroup.com or contact Nestor S. Makarigakis, Group Vice President of Marketing at marcom@mistrasgroup.com.

Forward-Looking and Cautionary Statements

Certain statements made in this press release are "forward-looking statements" about MISTRAS' financial results and estimates, products and services, business model, strategy, growth opportunities, profitability and competitive position, and other matters. These forward-looking statements generally use words such as "future," "possible," "potential," "targeted," "anticipate," "believe," "estimate," "expect," "intend," "plan," "predict," "project," "will," "may," "should," "could," "would" and other similar words and phrases. Such statements are not guarantees of future performance or results, and will not necessarily be accurate indications of the times at, or by which, such performance or results will be achieved, if at all. These statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in these statements. A list, description and discussion of these and other risks and uncertainties can be found in the "Risk Factors" section of the Company's 2022 Annual Report on Form 10-K dated March 15, 2023, as updated by our reports on Form 10-Q and Form 8-K. The forward-looking statements are made as of the date hereof, and MISTRAS undertakes no obligation to update such statements as a result of new information, future events or otherwise.

Use of Non-GAAP Measures
In addition to financial information prepared in accordance with generally accepted accounting principles in the U.S. (GAAP), this press release also contains adjusted financial measures that we believe provide investors and management with supplemental information relating to operating performance and trends that facilitate comparisons between periods and with respect to projected information. The term "Adjusted EBITDA" used in this release is a financial measurement not calculated in accordance with GAAP and is defined as net income attributable to

MISTRAS Group, Inc. plus: interest expense, provision for income taxes, depreciation and amortization, share-based compensation expense, certain acquisition related costs (including transaction due diligence costs and adjustments to the fair value of contingent consideration), foreign exchange (gain) loss, non-cash impairment charges, reorganization and related charges and, if applicable, certain additional special items which are noted. A reconciliation of Adjusted EBITDA to a financial measurement under GAAP is set forth in a table attached to this press release. The Company also uses the term “net debt”, a non-GAAP measurement defined as the sum of the current and long-term portions of long-term debt, less cash and cash equivalents and the term “free cash flow”, a non-GAAP measurement the Company defines as cash provided by operating activities less capital expenditures (which is classified as an investing activity). A reconciliation of these non-GAAP financial measurements to GAAP are also set forth in tables attached to this press release. In the tables attached is also a table reconciling “Segment and Total Company Income (Loss) from Operations (GAAP) to Income (Loss) from Operations before Special Items (non-GAAP)", “Net Loss (GAAP) and Diluted EPS (GAAP) to Net Loss Excluding Special Items (non-GAAP) and Diluted EPS Excluding Special Items (non-GAAP)” which reconciles the non-GAAP amounts to GAAP measurements.

Mistras Group, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands, except share and per share data)

	June 30, 2023	December 31, 2022
ASSETS	(unaudited)
Current Assets
Cash and cash equivalents	$17,999	$20,488
Accounts receivable, net	118,773	123,657
Inventories	16,067	13,556
Prepaid expenses and other current assets	17,991	10,181
Total current assets	170,830	167,882
Property, plant and equipment, net	81,297	77,561
Intangible assets, net	46,145	49,015
Goodwill	201,586	199,635
Deferred income taxes	915	779
Other assets	40,173	40,032
Total assets	$540,946	$534,904
LIABILITIES AND EQUITY
Current Liabilities
Accounts payable	$17,014	$12,532
Accrued expenses and other current liabilities	78,972	77,844
Current portion of long-term debt	7,550	7,425
Current portion of finance lease obligations	5,188	4,201
Income taxes payable	980	1,726
Total current liabilities	109,704	103,728
Long-term debt, net of current portion	176,121	183,826
Obligations under finance leases, net of current portion	12,441	10,045
Deferred income taxes	10,103	6,283
Other long-term liabilities	32,044	32,273
Total liabilities	340,413	336,155
Equity
Preferred stock, 10,000,000 shares authorized	—	—
Common stock, $0.01 par value, 200,000,000 shares authorized, 30,301,985 and 29,895,487 shares issued and outstanding	302	298
Additional paid-in capital	245,058	243,031
Accumulated deficit	(16,138)	(11,489)
Accumulated other comprehensive loss	(29,035)	(33,390)
Total Mistras Group, Inc. stockholders’ equity	200,187	198,450
Non-controlling interests	346	299
Total equity	200,533	198,749
Total liabilities and equity	$540,946	$534,904

Mistras Group, Inc. and Subsidiaries
Unaudited Condensed Consolidated Statements of Income (Loss)
(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022

Revenue	$176,030	$179,031	$344,046	$340,693
Cost of revenue	120,442	119,980	236,493	235,738
Depreciation	5,866	5,493	11,754	11,505
Gross profit	49,722	53,558	95,799	93,450
Selling, general and administrative expenses	41,484	40,856	84,305	82,777
Bad debt provision for troubled customers, net of recoveries	—	289	—	289
Reorganization and other costs	1,240	(180)	3,316	(65)
Legal settlement and insurance recoveries, net	150	(153)	150	(994)
Research and engineering	511	522	991	1,073
Depreciation and amortization	2,443	2,635	4,969	5,430
Acquisition-related expense, net	1	13	3	63
Income from operations	3,893	9,576	2,065	4,877
Interest expense	3,858	2,117	7,927	4,055
Income before provision (benefit) for income taxes	35	7,459	(5,862)	822
Provision (benefit) for income taxes	(341)	2,793	(1,260)	1,509
Net Income (Loss)	376	4,666	(4,602)	(687)
Less: net income attributable to noncontrolling interests, net of taxes	39	23	47	33
Net Income (Loss) attributable to Mistras Group, Inc.	$337	$4,643	$(4,649)	$(720)

Earnings (loss) per common share:
Basic	$0.01	$0.15	$(0.15)	$(0.02)
Diluted	$0.01	$0.15	$(0.15)	$(0.02)
Weighted-average common shares outstanding:
Basic	30,368	29,957	30,214	29,840
Diluted	30,660	30,233	30,214	29,840

Mistras Group, Inc. and Subsidiaries
Unaudited Operating Data by Segment
(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Revenues
North America	$145,550	$149,528	$282,482	$282,474
International	30,277	29,610	59,684	57,748
Products and Systems	3,329	2,652	7,068	5,588
Corporate and eliminations	(3,126)	(2,759)	(5,188)	(5,117)
	$176,030	$179,031	$344,046	$340,693

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Gross profit
North America	$39,679	$42,954	$76,316	$73,479
International	8,398	9,440	15,766	17,630
Products and Systems	1,614	1,157	3,676	2,325
Corporate and eliminations	31	7	41	16
	$49,722	$53,558	$95,799	$93,450

Mistras Group, Inc. and Subsidiaries
Unaudited Revenues by Category
(in thousands)

Revenue by industry was as follows:

Three Months Ended June 30, 2023	North America	International	Products	Corp/Elim	Total
Oil & Gas	$97,500	$8,609	$15	$—	$106,124
Aerospace & Defense	13,665	5,136	217	—	19,018
Industrials	11,066	6,203	468	—	17,737
Power generation & Transmission	5,459	1,530	1,167	—	8,156
Other Process Industries	8,864	4,466	51	—	13,381
Infrastructure, Research & Engineering	4,171	2,028	547	—	6,746
Petrochemical	1,577	156	—	—	1,733
Other	3,248	2,149	864	(3,126)	3,135
Total	$145,550	$30,277	$3,329	$(3,126)	$176,030

Three Months Ended June 30, 2022	North America	International	Products	Corp/Elim	Total
Oil & Gas	$93,098	$8,028	$139	$—	$101,265
Aerospace & Defense	17,300	5,118	26	—	22,444
Industrials	9,794	6,506	333	—	16,633
Power generation & Transmission	8,378	1,997	678	—	11,053
Other Process Industries	11,641	3,754	14	—	15,409
Infrastructure, Research & Engineering	3,183	2,193	442	—	5,818
Petrochemical	3,584	55	—	—	3,639
Other	2,550	1,959	1,020	(2,759)	2,770
Total	$149,528	$29,610	$2,652	$(2,759)	$179,031

Six Months Ended June 30, 2023	North America	International	Products	Corp/Elim	Total
Oil & Gas	$187,273	$17,464	$52	$—	$204,789
Aerospace & Defense	27,276	10,116	228	—	37,620
Industrials	20,368	12,256	1,026	—	33,650
Power generation & Transmission	10,446	3,187	2,493	—	16,126
Other Process Industries	17,973	7,703	78	—	25,754
Infrastructure, Research & Engineering	6,654	4,164	1,689	—	12,507
Petrochemical	6,714	301	—	—	7,015
Other	5,778	4,493	1,502	(5,188)	6,585
Total	$282,482	$59,684	$7,068	$(5,188)	$344,046

Six Months Ended June 30, 2022	North America	International	Products	Corp/Elim	Total
Oil & Gas	$179,711	$15,600	$177	$—	$195,488
Aerospace & Defense	32,322	10,058	134	—	42,514
Industrials	18,801	12,034	835	—	31,670
Power generation & Transmission	12,200	4,559	1,523	—	18,282
Other Process Industries	21,934	7,272	15	—	29,221
Infrastructure, Research & Engineering	5,689	4,232	1,339	—	11,260
Petrochemical	6,629	133	—	—	6,762
Other	5,188	3,860	1,565	(5,117)	5,496
Total	$282,474	$57,748	$5,588	$(5,117)	$340,693

Mistras Group, Inc. and Subsidiaries
Unaudited Revenues by Category (continued)
(in thousands)

The Company has retrospectively reclassified certain Oil and Gas sub-category revenues for each quarterly period in 2022 in order to conform the classification with the current year presentation. Total Oil and Gas sub-category revenues were unchanged in total in each quarterly period and for the full year ended December 31, 2022. The table below presents the reclassified balances for each quarterly period in the prior year.

	2022 Quarterly Revenues
	Three months ended March 31,	Three months ended June 30,	Three months ended September 30,	Three months ended December 31,
Oil and Gas Revenue by sub-category
Upstream	$36,397	$38,051	$35,173	$36,435
Midstream	20,427	27,153	25,885	23,540
Downstream	37,399	36,061	35,973	35,258
Total	$94,223	$101,265	$97,031	$95,233

	Three months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
Oil and Gas Revenue by sub-category
Upstream	$41,961	$38,051	$78,900	$74,448
Midstream	27,293	27,153	48,524	47,580
Downstream	36,870	36,061	77,365	73,460
Total	$106,124	$101,265	$204,789	$195,488

Consolidated Revenue by type was as follows:

	Three months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022

Field Services	$116,104	$121,364	$225,784	$226,859
Shop Laboratories	14,244	9,916	27,376	23,005
Data Solutions	18,107	16,236	34,919	28,635
Other	27,575	31,515	55,967	62,194
Total	$176,030	$179,031	$344,046	$340,693

Mistras Group, Inc. and Subsidiaries
Unaudited Reconciliation of
Segment and Total Company Income (Loss) from Operations (GAAP) to Income before Special Items (non-GAAP)
(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
North America:
Income from operations (GAAP)	$12,338	$14,855	$21,715	$18,615
Bad debt provision for troubled customers, net of recoveries	—	289	—	289
Reorganization and other costs	478	1	539	28
Legal settlement and insurance recoveries, net	150	—	150	(841)
Acquisition-related expense, net	—	—	—	45
Income from operations before special items (non-GAAP)	$12,966	$15,145	$22,404	$18,136
International:
Income (loss) from operations (GAAP)	$507	$1,580	$(61)	$1,864
Reorganization and other costs	88	(187)	195	(99)
Income from operations before special items (non-GAAP)	$595	$1,393	$134	$1,765
Products and Systems:
Income (loss) from operations (GAAP)	$94	$(420)	$478	$(1,002)
Income (loss) from operations (GAAP)	$94	$(420)	$478	$(1,002)
Corporate and Eliminations:
Loss from operations (GAAP)	$(9,046)	$(6,439)	$(20,067)	$(14,600)
Legal settlement and insurance recoveries, net	—	(153)	—	(153)
Reorganization and other costs	674	6	2,582	6
Acquisition-related expense, net	1	13	3	18
Loss from operations before special items (non-GAAP)	$(8,371)	$(6,573)	$(17,482)	$(14,729)
Total Company:
Income from operations (GAAP)	$3,893	$9,576	$2,065	$4,877
Bad debt provision for troubled customers, net of recoveries	—	289	—	289
Reorganization and other costs	1,240	(180)	3,316	(65)
Legal settlement and insurance recoveries, net	150	(153)	150	(994)
Acquisition-related expense, net	1	13	3	63
Income from operations before special items (non-GAAP)	$5,284	$9,545	$5,534	$4,170

Mistras Group, Inc. and Subsidiaries
Unaudited Reconciliation of
Gross Debt (GAAP) to Net Debt (non-GAAP)
(in thousands)

	June 30, 2023	December 31, 2022

Current portion of long-term debt	$7,550	$7,425
Long-term debt, net of current portion	176,121	183,826
Total Gross Debt (GAAP)	183,671	191,251
Less: Cash and cash equivalents	(17,999)	(20,488)
Total Net Debt (non-GAAP)	$165,672	$170,763

Mistras Group, Inc. and Subsidiaries
Unaudited Summary Cash Flow Information
(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Net cash provided by (used in):
Operating activities	$13,888	$13,208	$18,321	$7,809
Investing activities	(5,351)	(3,762)	(9,811)	(6,499)
Financing activities	(7,236)	(9,379)	(11,187)	(5,056)
Effect of exchange rate changes on cash	(19)	(1,379)	188	(1,755)
Net change in cash and cash equivalents	$1,282	$(1,312)	$(2,489)	$(5,501)

Mistras Group, Inc. and Subsidiaries
Unaudited Reconciliation of
Net Cash Provided by Operating Activities (GAAP) to Free Cash Flow (non-GAAP)
(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022

Net cash provided by operating activities (GAAP)	$13,888	$13,208	$18,321	$7,809
Less:
Purchases of property, plant and equipment	(5,469)	(3,631)	(9,801)	(6,692)
Purchases of intangible assets	(461)	(248)	(822)	(399)
Free cash flow (non-GAAP)	$7,958	$9,329	$7,698	$718

Mistras Group, Inc. and Subsidiaries
Unaudited Reconciliation of
Net Income (Loss) (GAAP) to Adjusted EBITDA (non-GAAP)
(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022

Net Income (loss) (GAAP)	$376	$4,666	$(4,602)	$(687)
Less: Net income attributable to non-controlling interests, net of taxes	39	23	47	33
Net Income (loss) attributable to Mistras Group, Inc.	$337	$4,643	$(4,649)	$(720)
Interest expense	3,858	2,117	7,927	4,055
Provision (benefit) for income taxes	(341)	2,793	(1,260)	1,509
Depreciation and amortization	8,309	8,128	16,723	16,935
Share-based compensation expense	1,091	1,255	2,633	2,770
Acquisition-related expense	1	13	3	63
Reorganization and other related costs (benefit), net	1,240	(180)	3,316	(65)
Legal settlement and insurance recoveries, net	150	(153)	150	(994)
Bad debt provision for troubled customers, net of recoveries	—	289	—	289
Foreign exchange (gain) loss	654	(597)	875	4
Adjusted EBITDA (non-GAAP)	$15,299	$18,308	$25,718	$23,846

Mistras Group, Inc. and Subsidiaries
Unaudited Reconciliation of
Net Income (Loss) (GAAP) and Diluted EPS (GAAP) to Net Income (Loss) Excluding Special Items (non-GAAP)
and Diluted EPS Excluding Special Items (non-GAAP)
(dollars in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Net income (loss) attributable to Mistras Group, Inc. (GAAP)	$337	$4,643	$(4,649)	$(720)
Special items	1,391	(31)	3,469	(707)
Tax impact on special items	(311)	24	(815)	180
Special items, net of tax	$1,080	$(7)	$2,654	$(527)
Net income (loss) attributable to Mistras Group, Inc. Excluding Special Items (non-GAAP)	$1,417	$4,636	$(1,995)	$(1,247)

Diluted EPS (GAAP)(1)	$0.01	$0.15	$(0.15)	$(0.02)
Special items, net of tax	0.04	—	0.09	(0.02)
Diluted EPS Excluding Special Items (non-GAAP)	$0.05	$0.15	$(0.06)	$(0.04)
_______________
(1) For the six months ended June 30, 2023 and 2022, 1,106,595 shares and 1,412,073 shares related to restricted stock were excluded from the calculation of diluted EPS due to the net loss for the period.